Exhibit 99.1

FOR IMMEDIATE RELEASE
INVESTOR CONTACT:	MEDIA CONTACT:
Mark Kimbrough	Harlow Sumerford
615-344-2688	615-344-1851

HCA Healthcare Previews 2020 Third Quarter Results;

Will Return Approximately $6 Billion in CARES Act Funding

Nashville, Tenn., October 8, 2020 – HCA Healthcare, Inc. (NYSE: HCA) today announced preliminary financial and operating results for its third quarter ended September 30, 2020. In addition, the Company will return, or repay early, approximately $6 billion of government assistance funds received as part of the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act. The Company’s preliminary financial and operating results are based on current expectations and subject to finalization of the Company’s third quarter financial and accounting procedures.

Third Quarter Preview

HCA anticipates revenues for the third quarter of 2020 to approximate $13.300 billion compared to $12.694 billion in the third quarter of 2019. Income before income taxes is expected to approximate $950 million in the third quarter of 2020 compared to $979 million in the third quarter of 2019. Results for the third quarter of 2020 include a reversal of $822 million in government stimulus income recorded in the second quarter of 2020 related to general distribution funds received from the Provider Relief Fund established by the CARES Act. Results for the third quarter of 2019 included losses on retirement of debt of $211 million. Adjusted EBITDA for the third quarter of 2020 is expected to approximate $2.030 billion compared to $2.285 billion in the previous year’s third quarter. Adjusted EBITDA is a non-GAAP financial measure. A table providing supplemental information and reconciling expected income before income taxes to expected Adjusted EBITDA is included in this release.

Same facility admissions for the third quarter of 2020 are expected to decline 4 percent, and same facility equivalent admissions are expected to decline 9 percent, when compared to the third quarter of 2019. Same facility emergency room visits for the third quarter of 2020 are expected to decline 20 percent from the prior year’s third quarter.

Same facility revenue per equivalent admission is expected to increase approximately 15 percent in the third quarter of 2020 compared to the prior year’s third quarter due to increases in acuity for patients treated and favorable payer mix during the quarter.

HCA Healthcare anticipates reporting its complete financial and operating results for the third quarter of 2020 on, or about, October 26, 2020.

CARES Act

The CARES Act, enacted on March 27, 2020, was intended to provide emergency financial assistance to healthcare providers for the adverse impact the COVID-19 pandemic could have on their operations. “We greatly appreciate the CARES Act funding and the policymakers who fought hard to ensure hospitals would have the essential resources during the pandemic,” said Sam Hazen, CEO of HCA Healthcare.

During the early days of the pandemic, the Company took a conservative approach which included a number of actions to meet the operational and financial challenges this global health crisis was expected to present. Many aspects of our approach were outlined in our first quarter release.

As a result of these actions, and other factors, HCA Healthcare is able to return, or repay early, all of its share of Provider Relief Fund distributions of approximately $1.6 billion and approximately $4.4 billion in Medicare accelerated payments. The Company will work with the appropriate government agencies to arrange the payment of these funds. The Company expects to fund the entire amount of such payments from available cash and future cash flows from operations.

“As the initial immediacy of the emergency has passed, and with more information, and more experience managing our operations during the pandemic, we believe returning these taxpayer dollars is appropriate and the socially responsible thing to do,” said Hazen. “Our focus will remain on supporting our patients, employees and physicians and continuing the vital role we play in the communities we serve.”

Investor Call

HCA Healthcare will host a conference call for investors at 8:00 a.m. Central Daylight Time tomorrow, October 9, 2020. All interested investors are invited to access a live audio broadcast of the call via webcast. The broadcast will also be available on a replay basis beginning the afternoon of October 9th following the call. The webcast can be accessed through the Company’s Investor Relations web page at https://investor.hcahealthcare.com/events-and-presentations.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include the Company’s capital allocation, as well as other statements that do not relate solely to historical or current facts. Forward-looking statements can be identified by the use of words like “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “initiative” or “continue.” These forward-looking statements are based on our current plans and expectations and are subject to a number of known and unknown uncertainties and risks, many of which are beyond our control, which could significantly affect current plans and expectations and our future financial position and results of operations. These factors include, but are not limited to, (1) the finalization of the Company’s third quarter 2020 financial and accounting procedures, (2) developments related to COVID-19, including, without limitation, related to the length and severity of the pandemic; the volume of canceled or rescheduled procedures and the volume of COVID-19 patients cared for across our health systems; measures we are taking to respond to the COVID-19 pandemic; the impact and terms of government and administrative regulation and stimulus (including the CARES Act, the Paycheck Protection Program and Health Care Enhancement Act and other enacted legislation); changes in revenues due to declining patient volumes, changes in payor mix and deteriorating macroeconomic conditions (including increases in uninsured and underinsured patients); potential increased expenses related to labor, supply chain or other expenditures; workforce disruptions and supply shortages and disruptions; and the timing and availability of effective medical treatments and vaccines, (3) the impact of our substantial indebtedness and the ability to refinance such indebtedness on acceptable terms, as well as risks associated with disruptions in the financial markets and the business of financial institutions as the result of the COVID-19 pandemic which could impact us from a financial perspective, (4) the impact of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, the “Affordable Care Act”), including the effects of court challenges to, any repeal of, or changes to, the Affordable Care Act or additional changes to its implementation, the possible enactment of additional federal or state health care reforms and possible changes to other federal, state or local laws or regulations affecting the health care industry, including single-payer proposals (often referred to as “Medicare for All”), and also including any such laws or governmental regulations which are adopted in response to the COVID-19 pandemic, (5) the effects related to the continued implementation of the sequestration spending reductions required under the Budget Control Act of 2011, and related legislation extending these reductions, and the potential for future deficit reduction legislation that may alter these spending reductions, which include cuts to Medicare payments, or create additional spending reductions, (6) increases in the amount and risk of collectability of uninsured accounts and deductibles and copayment amounts for insured accounts, (7) the ability to achieve operating and financial targets, and attain expected levels of patient volumes and control the costs of providing services, (8) possible changes in Medicare, Medicaid and other state programs, including Medicaid supplemental payment programs or Medicaid waiver programs, that may impact reimbursements to health care providers and insurers and the size of the uninsured or underinsured population, (9) the highly competitive nature of the health care business, (10) changes in service mix, revenue mix and surgical volumes, including potential declines in the population covered under third-party payer agreements, the ability to enter into and renew third-party payer provider agreements on acceptable terms and the impact of consumer-driven health plans and physician utilization trends and practices, (11) the efforts of health insurers, health care providers, large employer groups and others to contain health care costs, (12) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures, (13) increases in wages and the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical and technical support personnel, (14) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities, (15) changes in accounting practices, (16) changes in general economic conditions nationally and regionally in our markets, including economic and business conditions (and the impact thereof on the financial markets and banking industry) resulting from the COVID-19 pandemic, (17) the emergence of and effects related to other pandemics, epidemics and infectious diseases, (18) future divestitures which may result in charges and possible impairments of long-lived assets, (19) changes in business strategy or development plans, (20) delays in receiving payments for services provided, (21) the outcome of pending and any future tax audits, disputes and litigation associated with our tax positions, (22) potential adverse impact of known and unknown government investigations, litigation and other claims that may be made against us, (23) the impact of potential cybersecurity incidents or security breaches, (24) our ongoing ability to demonstrate meaningful use of certified electronic health record (“EHR”) technology and the impact of interoperability requirements, (25) the impact of natural disasters, such as hurricanes and floods, or similar events beyond our control, (26) changes in the U.S. federal, state, or foreign tax laws including interpretive guidance that may be issued by taxing authorities or other standard setting bodies, and (27) other risk factors described in our annual report on Form 10-K for the year ended December 31, 2019, our quarterly report on Form 10-Q for the quarter ended June 30, 2020 and our other filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

All references to “Company” and “HCA” as used throughout this release refer to HCA Healthcare, Inc. and its affiliates.

HCA Healthcare, Inc.

Supplemental Non-GAAP Disclosures

Operating Results Summary

(Dollars in millions)

	Third Quarter
	2020 (Forecast)	2019
Income before income taxes	$950	$979
Gains on sales of facilities	(10)	—
Losses on retirement of debt	—	211

Income before income taxes, excluding gains on sales of facilities and losses on retirement of debt (a)	940	1,190
Depreciation and amortization	700	647
Interest expense	390	448

Adjusted EBITDA (a)	$2,030	$2,285

The Company’s forecasted operating results are based on current expectations and are subject to finalization of the Company’s third quarter 2020 financial and accounting procedures.

(a)

Income before income taxes, excluding gains on sales of facilities and losses on retirement of debt, and Adjusted EBITDA should not be considered as measures of financial performance under generally accepted accounting principles (“GAAP”). We believe income before income taxes, excluding gains on sales of facilities and losses on retirement of debt, and Adjusted EBITDA are important measures that supplement discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon income before income taxes, excluding gains on sales of facilities and losses on retirement of debt, and Adjusted EBITDA as primary measures to review and assess operating performance of its health care facilities and their management teams. Certain items normally included in the determination of net income attributable to HCA Healthcare, Inc., and in the reconciliation to Adjusted EBITDA, including the provision for income taxes and net income attributable to noncontrolling interests, are not included in the above reconciliation of income before income taxes to forecasted Adjusted EBITDA pending finalization of the Company’s third quarter 2020 financial and accounting procedures.

Management and investors review both the overall performance (including income before income taxes, excluding gains on sales of facilities and losses on retirement of debt, and GAAP income before income taxes) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the Adjusted EBITDA margin (Adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that gains on sales of facilities and losses on retirement of debt will occur in future periods, but the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our health care facilities and complicate period comparisons of our results of operations and operations comparisons with other health care companies.

Income before income taxes, excluding gains on sales of facilities and losses on retirement of debt, and Adjusted EBITDA are not measures of financial performance under GAAP, and should not be considered as alternatives to income before income taxes or net income attributable to HCA Healthcare, Inc., as measures of operating performance, or cash flows from operating, investing and financing activities, as measures of liquidity. Because income before income taxes, excluding gains on sales of facilities and losses on retirement of debt, and Adjusted EBITDA are not measurements determined in accordance with GAAP and are susceptible to varying calculations, income before income taxes, excluding gains on sales of facilities and losses on retirement of debt, and Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.